UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

June 30, 2009

INDUSTRIAL SERVICES OF AMERICA, INC.
(Exact name of registrant as specified in its charter)

Florida	0-20979	59-0712746
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer I.D.)

7100 Grade Lane, PO Box 32428

Louisville, Kentucky  40232
(Address of principal executive offices)

(502) 368-1661
(Registrant's telephone number, including area code)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events.

            On June 30, 2009, we executed a loan agreement with Branch Banking and Trust Company in the amount of $5,000,000 for the purpose of financing our ability to accommodate and fulfill pending orders from North American Stainless, a purchaser of our stainless steel inventory, and further expanding the purchase of scrap metals for our Alloys & Recycling Division due to the commencement of operations of our recently installed shredder.  Together with the loan agreement we executed a promissory note, maturing September 28, 2009 at which time the principal plus accrued interest thereon is to be paid in full.  The loan is a non-revolving credit facility and provides that we may borrow from time to time through the maturity date.  The loan bears interest at the one month LIBOR plus 3.25% per annum, which shall be adjusted monthly on the first day of each month for each LIBOR interest period.  The minimum rate of interest is 4.50%.  Accrued interest is payable monthly commencing July 30, 2009 with the balance due at maturity on September 28, 2009.  We have secured the loan with mortgages, related assignments of leases and rents and environmental certificates against our properties or those of our affiliates, ISA Real Estate, LLC, ISA Indiana Real Estate, LLC and 7021 Grade Lane, LLC.  The locations of the properties are 3409 Campground Road, 6709, 7023, 7025, 7101, 7103 and 7110 Grade Lane in Louisville, Kentucky, 1565 East 4th Street, Seymour, Indiana, and 1607, 1617 and 1629 State Road 111 in New Albany, Indiana.  In addition we have cross-collateralized this loan with our other indebtedness owed to BB&T, which include a credit facility not to exceed $10 million dated December 22, 2006, a loan not to exceed $12 million dated February 11, 2009 in connection with the purchase of the Venture Metal, LLC assets, a loan in the amount of $6 million dated May 7, 2008 in connection with our new shredder, a loan in the principal amount of $3 million dated May 7, 2008 related to our rental fleet and a BB&T Bankcard Corporation Commercial Credit Plan Agreement not to exceed $2.5 million.  As a result of this financing BB&T has reduced the available amount under the BB&T Bankcard from $2.5 million to an amount not to exceed $500,000 so long as this loan is outstanding.  In addition to the cross-collateralization of these other financings with this loan, these loans are all cross-defaulted.

            The terms of the loan agreement place certain restrictive covenants on us, including maintenance of a specified tangible net worth, debt to net worth and EBITA ratio.  Consequently, these covenants restrict our ability to incur as much additional debt as we may desire for future growth.  At June 30, 2009, we were in compliance with all restrictive covenants related to our  indebtedness owed to BB&T.

Item 9.01        Financial Statements and Exhibits

d.         Exhibits

Exhibit #	Description
10.1	Loan Agreement dated as of June 30, 2009, between Industrial Services of America, Inc., ISA Real Estate, LLC, ISA Indiana Real Estate, LLC and 7021 Grade Lane, LLC and Branch Banking and Trust Company

10.2	Promissory Note dated June 30, 2009, from Industrial Services of America, Inc. in favor of Branch Banking and Trust Company

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Services of America, Inc.

DATED: July 6, 2009	By:	/s/ Alan L. Schroering
Alan L. Schroering Chief Financial Officer